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                                                                       EXHIBIT 5









                                  June 14, 1996




The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts  01701

Ladies and Gentlemen:

    This opinion is furnished to you in connection with a registration statement on Form S-3 (File No. 333-5501), together with Pre-Effective Amendment No. 1 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of
(A) the following securities of The TJX Companies, Inc., a Delaware corporation (the "Company"), that may be offered and sold by the Company: (i) shares of common stock (the "Common Stock"), par value $1.00 per share (the "Company Shares"), (ii) shares of preferred stock (the "Preferred Stock"), par value $1.00 per share (the "Company Preferred Shares") and (iii) unsecured debt securities (the "Debt Securities" and, together with the Company Shares and the Company Preferred Shares, the "Unallocated Securities"), and (B) the following securities of the Company that may be offered and sold by Nashua Hollis CVS, Inc. (the "Selling Stockholder"): (i) 1,349,528 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the outstanding shares of Series D Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock") and (ii) 1,500,000 outstanding shares (the "Series E Preferred Shares") of Series E Cumulative Convertible Preferred Stock, par value $1.00 per share.

    The Registration Statement registers the offer and sale of Unallocated Securities having an aggregate public offering price of up to $550 million and, as a result of constituting Post-Effective Amendment No. 1 to Registration Statement No. 33-60059 (the "Prior Registration Statement"), permits the offer and sale of additional Unallocated Securities having an aggregate public offering price of up to an additional $50 million in respect of unsold debt securities previously registered under the Prior Registration Statement. The Debt Securities are to be issued under an Indenture dated as of September 15, 1993 (the "1993 Indenture") between the Company and The First National Bank of Chicago, as Trustee (the "Trustee") or a substantially identical indenture (the 1993 Indenture or such other indenture are referred to as the "Indenture"). Certain terms of the Debt Securities and of the Preferred Stock remain to be fixed in accordance with the resolutions of the Board of Directors of the Company.

    We have acted as counsel for the Company in connection with the proposed sale of the Series E Preferred Shares and Conversion Shares, the proposed issue and sale of the Unallocated Securities, and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary.

    We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.


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    Based upon the foregoing, we are of the opinion that:

    1. The Series E Preferred Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

    2. The Conversion Shares have been duly authorized. Upon the issuance of the Conversion Shares by the Company upon conversion of the Series D Preferred Stock in accordance with the terms thereof, the Conversion Shares will be validly issued, fully paid and nonassessable.

    3. When the issuance thereof has been duly authorized by the Board of Directors of the Company, and assuming that no issuance of Common Stock in excess of the Company's authorized Common Stock will be authorized, the Company Shares included in the Unallocated Securities will have been duly authorized. Upon the issuance by the Company of such Company Shares against payment of the agreed consideration (not less than par value) in accordance with the corporate authorization referred to above, such Company Shares will be validly issued, fully paid and nonassessable.

    4. When the definitive terms of the Certificate of Designations, Rights and Preferences (the "Certificate of Designations") with respect to each series of Preferred Shares included in the Unallocated Securities have been fixed and such Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware, all in accordance with the due authorization thereof by the Board of Directors of the Company, and assuming that no issuance of Preferred Stock in excess of the Company's authorized Preferred Stock will be authorized, such series of Preferred Shares will have been duly authorized. Upon the issuance by the Company of shares of such series of Preferred Shares against payment of the agreed consideration (not less than par value) in accordance with the corporate authorization referred to above, such Preferred Shares will be validly issued, fully paid and nonassessable.

    5. When the definitive terms of each Debt Security included in the Unallocated Securities have been determined and approved by authorized officers of the Company in accordance with the Indenture and the due authorization thereof by the Board of Directors of the Company, and such Debt Security has been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, then, assuming that the Indenture has been duly authorized, executed and delivered by the Company and the trustee thereunder and is the valid and binding obligation of the Company (except in the case of the issuance of Debt Securities under the 1993 Indenture, assuming that the 1993 Indenture remains in full force and effect), such Debt Security will be the valid and legally binding obligation of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

    We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in each related prospectus under the caption "Legal Opinion."

    It is understood that this opinion is to be used only in connection with the offer and sale of the Unallocated Securities, the Conversion Shares and the Series E Preferred Shares while the Registration Statement is in effect.

                                            Very truly yours,



                                            Ropes & Gray

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